EXHIBIT 12.1


                       PDV AMERICA, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          Year Ended December 31,
                                         ---------------------------------------------------------
                                          1996         1995         1994         1993         1992
                                         ------       ------       ------       ------       -----
                                                           (Dollars in Thousands)
Income before provision
   for income taxes                    $ 215,781    $ 226,482    $ 322,940    $ 252,373    $ 174,212

   Equity earnings in excess of
     distributions                        (8,672)     (19,090)     (14,991)     (11,828)     (19,166)

   Equity in losses of certain
     investees                             5,245        5,187           68          183           98

   Interest                              194,362      186,546      157,575      136,857      120,368

   Amortization of previously
     capitalized interest                  3,600        3,440        3,039        2,433        2,849

   Portion of rent representative of
     interest factor                      11,000       10,928       11,305       11,173       11,522
                                       ---------    ---------    ---------    ---------    ---------

     Total earnings                    $ 421,316    $ 413,493    $ 479,936    $ 391,191    $ 289,883
                                       =========    =========    =========    =========    =========

Fixed charges

   Interest expense                    $ 194,362    $ 186,546    $ 157,575    $ 136,857    $ 120,368

   Capitalized interest                   12,000        5,000       12,000        4,000        7,000

   Portion of rent representative of
     interest factor                      11,000       10,928       11,305       11,173       11,522
                                       ---------    ---------    ---------    ---------    ---------
                                                                                           ---------
     Total fixed charges               $ 217,362    $ 202,474    $ 180,880    $ 152,030    $ 138,890
                                       =========    =========    =========    =========    =========

Ratio of earnings to fixed charges        1.94 x       2.04 x       2.65 x       2.57 x       2.09 x